UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2009
OCLARO, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-30684 (Commission File Number)	20-1303994 (I.R.S. Employer Identification Number)
2584 Junction Avenue
San Jose, California 95134

(Address, including zip code, of principal executive offices)
(408) 383-1400

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Amendment to Senior Secured Credit Facility
     On August 2, 2006, Oclaro, Inc. (the “Company”) (formerly known as Bookham, Inc.), along with Bookham Technology plc, New Focus, Inc. and Bookham (US) Inc., each a wholly-owned subsidiary of the Company, (collectively, the “Borrowers”), entered into a credit agreement (the "Credit Agreement”) with Wells Fargo Foothill, Inc. and certain other lenders.
     On April 27, 2009, the Borrowers, entered into an amendment to the Credit Agreement (the “Amended Credit Agreement”), with Wells Fargo Foothill, Inc. and the other lenders regarding the $25 million senior secured revolving credit facility, extending the term thereof to August 1, 2012. Under the Amended Credit Agreement, advances are available based on 80 percent of “qualified accounts receivable,” as such term is defined in the Amended Credit Agreement.
     The obligations of the Borrowers under the Amended Credit Agreement are guaranteed by the Company, Ignis Optics, Inc., Bookham (Canada) Inc., Bookham Nominees Limited and Bookham International Ltd., each also a wholly-owned subsidiary of the Company (collectively, the “Guarantors,” and together with the Borrowers, the “Obligors”), and are secured pursuant to a security agreement (the “Security Agreement”), by all of the assets of the Obligors, including a pledge of the capital stock holdings of the Obligors in some of their direct subsidiaries. Avanex Corporation (“Avanex”), which was acquired on April 27, 2009, is required to execute a guaranty agreement in substantially the same form and join in the Security Agreement, including a pledge of the capital stock of Avanex in all or some of its direct subsidiaries.
     Pursuant to the terms of the Amended Credit Agreement, borrowings made under the facility bear interest at a rate based on either the London Interbank Offered Rate (“LIBOR”) plus 3.50 percentage points or the bank’s prime rate plus 3.50 percentage points, subject to a minimum LIBOR rate of 2.50 percentage points and a minimum prime rate which is the greater of (i) 3.50 percentage points or (ii) the 90-day LIBOR rate plus 1.00 percentage point. In the absence of an event of default, any amounts outstanding under the Amended Credit Agreement may be repaid and re-borrowed at any time until maturity, which is August 1, 2012.
     The obligations of the Borrowers under the Amended Credit Agreement may be accelerated upon the occurrence of an event of default under the Amended Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, a cross-default related to indebtedness in an aggregate amount of $1.0 million or more, bankruptcy and insolvency related defaults, defaults relating to such matters as ERISA and certain judgments in excess of $1 million and a change of control default. The Amended Credit Agreement contains negative covenants applicable to the Borrowers and their subsidiaries, including financial covenants. The negative covenant in the Credit Agreement limiting capital expenditures was amended to allow the Company, the Borrowers and their subsidiaries more flexibility to make capital expenditures, which may not exceed $20 million in any fiscal year unless the circumstances set forth in the Amended Credit Agreement are met. The negative covenants in the Credit Agreement were further amended to replace certain minimum EBITDA covenants with a requirement that the Borrowers maintain a minimum fixed charge coverage ratio of no less than 1.10 to 1.00, if the Borrowers have not maintained “minimum liquidity” (defined as $30 million of qualified cash and excess availability, each as also defined in the Amended Credit Agreement), as well as restrictions on liens, investments, indebtedness, fundamental changes to the Borrower’s business, dispositions of property, making certain restricted payments (including restrictions on dividends and stock repurchases), entering into new lines of business and transactions with affiliates.
     In connection with the Amended Credit Agreement, the Company paid a closing fee of $250,000 and agreed to pay a monthly servicing fee of $3,000 and an unused line fee equal to 0.50 percentage points per annum, payable monthly on the unused amount of revolving credit commitments. To the extent there are letters of credit outstanding under the Amended Credit Agreement, the Borrowers are obligated to pay the administrative agent a letter of credit fee at a rate equal to 3.50 percentage points per annum.
      The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as exhibit 99.1 hereto, and is incorporated into this report by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     As previously reported by the Company, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009, by and among the Company, Avanex and Ultraviolet Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into Avanex (the “Merger”) and Avanex continued as the surviving corporation and a wholly owned subsidiary of the Company. The Merger closed on April 27, 2009 and became effective on that date (the time that the Merger became effective referred to herein as the “Effective Time”). Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each issued and outstanding share of Avanex common stock (other than shares held by the Company, Avanex or any subsidiaries of the Company or Avanex) was canceled and converted into the right to receive 5.426 shares (the “Exchange Ratio”) of common stock of the Company.
     In connection with the Merger, approximately 15,693,359 shares of Avanex common stock were converted into the right to receive approximately 85,152,166 shares of Company common stock, which included 58,929 shares of Avanex common stock deemed issued upon the accelerated vesting of restricted stock units of Avanex at the Effective time and converted into approximately 319,748 shares of Company common stock at the Effective Time. In addition, at the Effective Time: (i) outstanding options to purchase 967,898 shares of Avanex common stock were converted into options to purchase approximately 5,251,814 shares of Company common stock, (ii) outstanding restricted stock units covering 370,269 shares of Avanex common stock were converted into restricted stock units of the Company covering approximately 2,009,079 shares of Company common stock, (iii) outstanding warrants exercisable for 489,308 shares of Avanex common stock were converted into (and will be replaced by) warrants to purchase approximately 2,654,985 shares of Company common stock, (iv) an outstanding warrant exercisable for 4,000 shares of Avanex common stock was terminated, and (v) an outstanding warrant exercisable for 179,917 shares of Avanex common stock was terminated in exchange for a payment of approximately $112,353 in cash. At the Effective Time, the Company also assumed the Avanex 1998 Stock Plan and the shares reserved for issuance thereunder. After giving effect to the Exchange Ratio, the unused and converted share reserve thereunder at the Effective Time consisted of 7,141,071 shares of Company common stock. Subject to compliance with applicable NASDAQ listing requirements, the Company may grant new stock awards under the Avanex 1998 Stock Plan using such share reserve (including any shares returned to such share reserve as a result of the forfeiture or expiration of the stock awards assumed and converted by the Company in the Merger).
     The terms of the Merger are more fully described in the Merger Agreement, which is filed Exhibit 2.1 hereto and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above with respect to the Amended Credit Agreement and Security Agreement is incorporated herein in its entirety.
Item 2.06 Material Impairments
     During the six month period ended December 27, 2008, the Company observed indicators of potential impairment of its goodwill, including the impact of the current general economic downturn on the Company’s future prospects and the continued decline of its market capitalization, which caused the Company to conduct a preliminary interim goodwill impairment analysis. On January 22, 2009, the Company’s management determined, in its preliminary goodwill impairment analysis, that the goodwill in two of its reporting units was in fact impaired. Based upon its preliminary analysis, the Company previously recorded $7.9 million for the impairment loss in its statement of operations for the three months and six months ended December 27, 2008.
     On April 27, 2009, the Company’s management completed its full evaluation of the goodwill impairment analysis, which indicated that the goodwill of $7.9 million was fully impaired. In conjunction with this evaluation, the Company also evaluated the fair value of the intangible assets of the two reporting units. Based on this testing, on April 27, 2009, the Company’s management also determined that the intangible assets of the two reporting units were impaired. The Company recorded $4.0 million for the impairment loss related to the intangible assets of these two reporting units in its statements of operations for the three months and nine months ended March 28, 2009. The impairment of the intangible assets of the Company’s two reporting units will not result in any current or future cash expenditures.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
     The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date hereof.
(b) Pro Forma Financial Information
     The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date hereof.
(d) Exhibits

Number	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009, among Bookham, Inc., Ultraviolet Acquisition Sub, Inc. and Avanex Corporation (previously filed as Exhibit 2.1 to Company’s Current Report on Form 8-K, filed with the SEC on January 29, 2009, and incorporated herein by reference).

99.1	Amendment Number Three to Credit Agreement, dated as of April 27, 2009, by and among Wells Fargo Foothill, Inc., Bookham, Inc., Bookham Technology plc, New Focus, Inc. and Bookham (US), Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.
Date: May 1, 2009	By:	/s/ Kate Rundle
Kate Rundle
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of January 27, 2009, among Bookham, Inc., Ultraviolet Acquisition Sub, Inc. and Avanex Corporation (previously filed as Exhibit 2.1 to Company’s Current Report on Form 8-K, filed with the SEC on January 29, 2009, and incorporated herein by reference).

99.1	Amendment Number Three to Credit Agreement, dated as of April 27, 2009, by and among Wells Fargo Foothill, Inc., Bookham, Inc., Bookham Technology plc, New Focus, Inc. and Bookham (US), Inc.